Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Fuel Systems Solutions, Inc.
Santa Ana, California
We hereby consent to the incorporation by reference in the previously filed open Registration Statements: (a) the Registration Statement Form S-8, No. 33-38649; (b) the Registration Statement Form S-8, No. 33-72008; (c) the Registration Statement Form S-8, No. 333-07035; (d) the Registration Statement Form S-8, No. 33-62889; (e) the Registration Statement Form S-8, No. 333-44085; (f) the Registration Statement Form S-8, No. 333-71544; (g) the Registration Statement Form S-8, No. 333-102069; (h) the Registration Statement Form S-8, No. 333-118689; (i) the Registration Statement Form S-8, No. 333-139876; of Fuel Systems Solutions, Inc. of our report dated March 6, 2009, except as to Note 21, which is as of May 29, 2009, relating to the consolidated financial statements which appear in this Form 8-K.

/s/ BDO Seidman, LLP
Costa Mesa, California
May 29, 2009